Exhibit 5.1

March 22, 2011

1st United Bancorp, Inc.

One North Federal Highway

Boca Raton, FL 33423

Re:	1st United Bancorp, Inc. Registration Statement on Form S-3 (No. 333-170789)

Ladies and Gentlemen:

          You have requested our opinion with respect to certain matters in connection with the offering by 1st United Bancorp, Inc., a Florida corporation (the “Registrant”), of 5,750,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), including up to 750,000 shares of Common Stock for which the underwriters have been granted an overallotment option (the “Shares”), pursuant to a Registration Statement on Form S-3 filed on November 23, 2010, as amended on December 7, 2010 (Registration Statement No. 333-170789) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective on December 9, 2010. A prospectus supplement, dated March 17, 2011, relating to the Shares was filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement” and together with the accompanying prospectus dated December 7, 2010 shall constitute the “Prospectus”). All of the Shares are to be sold by the Registrant as described in the Registration Statement and Prospectus.

          We are members of the Bar of the State of Florida and do not herein express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Florida, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act. This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Opinions of Florida Counsel dated April 8, 1991, issued by the Business Law Section of The Florida Bar, as updated on September 4, 1998 (the “Report”). The Report is incorporated by reference into this opinion letter. For purposes of construing the Report, the “client” as referenced in the Report is the Registrant.

          In rendering the following opinions, we have relied, as to factual matters that affect our opinions, solely on the examination of originals or copies, certified or otherwise identified to our satisfaction of the following documents (collectively, the “Documents”) and the representations and warranties contained in the Documents, and have made no independent verification of facts asserted to be true and correct in those Documents:

1st United Bancorp, Inc.

March 22, 2011

A.        The Registration Statement and the Prospectus;

B.        An Officer’s Certificate furnished to us by John Marino, President and Chief Financial Officer of the Registrant, dated as of the date of this opinion letter;

C.        The Underwriting Agreement;

D.        A copy of the Registrant’s Amended and Restated Articles of Incorporation, as amended to date, as filed with the Florida Department of State;

E.        A copy of the Registrant’s Amended and Restated Bylaws; and

F.        Resolutions adopted by the Registrant’s Board of Directors relating to authorization and approval of the amount, the price, and the issuance of the Shares.

We have made no investigation or review of any matters relating to the Registrant or any other person other than as expressly listed herein. Without limiting the foregoing, with your approval (i) we have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other similar information set forth in the Prospectus, or with respect to any other accounting or financial matter and accounts, and express no opinion with respect thereto; (ii)  we have not verified whether or not all of the steps in the organization, the chain of elections of officers or directors, the issuances and transfers of shares or share certificates, and/or the adoption of and/or amendments to the articles of incorporation and/or the bylaws of the Registrant, or comparable matters applicable at the time of or since the formation of the Registrant were performed in accordance with applicable law in effect when the actions were taken (and taken in a regular and continuous manner), and we have relied on the presumption of regularity and continuity of such steps in rendering our opinions set forth in this letter; and (iii) we have not conducted a search or investigation of the records of any court or governmental authority for litigation, suits, proceedings, orders, judgments, decrees, filings, or otherwise.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Report and/or in this opinion letter, as of the date hereof, we are of the opinion that the Shares have been duly and validly authorized and when issued, delivered and paid for in accordance with the terms and conditions set forth in the Underwriting Agreement as described in the Registration Statement and Prospectus, and the Shares will be validly issued, fully paid, and nonassessable.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter.

1st United Bancorp, Inc.

March 22, 2011

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinion set forth in this opinion letter is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated. We have assumed no obligation to advise you beyond the opinions specifically expressed herein.

Yours very truly,
/s/Gunster, Yoakley & Stewart, P.A.
GUNSTER, YOAKLEY & STEWART, P.A.

DCS/MVM/GLS	3